For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


                     FIRST KEYSTONE ANNOUNCES
                   FIRST QUARTER 2007 EARNINGS

Berwick, Pennsylvania - April 30, 2007 - First Keystone
Corporation (OTC BB: FKYS), parent company of The First National
Bank of Berwick, reported net income of $1,434,000 for the quarter ending March 31, 2007, or $.32 per share, down 5.9% from the $.34 earnings per share in the first quarter of 2006.

Cash dividends paid increased to $.22 per share as compared to $.21 paid in the first quarter of 2006, an increase of 4.8%. Per share data was adjusted to reflect a 5% stock dividend paid
December 5, 2006.

President J. Gerald Bazewicz reported, "While we are pleased with our financial results in the first quarter of 2007, the continued presence of a flat or inverted yield curve has constrained revenue growth. The tightening of our net-interest margin was partially offset by a decrease in our provision for loan losses, and increase of 9.9% in non-interest income and continued excellent control over non-interest expenses, which increased only 2.4%. The reduction in our provision for loan losses was primarily a result of a decline in charge-offs and continued satisfactory asset quality. Finally, our allowance for loan losses is 1.47% of total loans as of March 31, 2007."

Total assets and deposits increased to $523,800,000 and $392,646,000 as of March 31, 2007, an increase of 2.0% and 6.2%
respectively over first quarter 2006. Loans, net of unearned income, increased 5.3% to $252,487,000.

The First National Bank of Berwick, an independently owned community bank since 1864, is changing its name effective April
30, 2007 to First Keystone National Bank.  They presently operate
10 full service offices in Columbia (5), Luzerne (4), and Montour
(1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc., 800-638-7411; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.



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


Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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